Exhibit 3.01

CERTIFICATE OF DESIGNATION

BofI Holding, Inc.

A Delaware Corporation

The undersigned, Jerry F. Englert and Mary Surdy, certify that:

1. They are the Chairman of the Board and the Secretary, respectively, of BofI Holding, Inc., a Delaware corporation (the “corporation”).

2. The following resolution of the corporation was duly adopted on June 5, 2008:

WHEREAS, Article IV of the Certificate of Incorporation of this corporation, authorizes a class of shares designated Preferred Stock, consisting of 1,000,000 shares;

WHEREAS, Article IV of the Certificate of Incorporation of this corporation authorizes issuance of shares of the Preferred Stock from time to time in one or more series and authorizes the Board of Directors to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock, and the number of shares constituting any such series as well as the designations of such series, or any of them; and

WHEREAS, it is now the desire of the Board of Directors, pursuant to the authority vested in it by the Certificate of Incorporation to fix and determine the rights, preferences, privileges and restrictions of a second series of Preferred Stock, to fix the number of shares constituting such series and to determine the designation thereof;

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Directors does hereby provide for the issue of 14,000 shares of a second series of shares of Preferred Stock of the corporation to be designated “Series B – 8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock” and does hereby fix and determine the rights, preferences, privileges, and restrictions of, and other matters relating to, said series as set forth more particularly in Exhibit A attached to these resolutions and incorporated herein as if set forth in full.

FURTHER RESOLVED, that the Chairman of the Board and the Secretary of this corporation be, and they hereby are, authorized and directed to prepare, execute, verify and file in the office of the Secretary of State of Delaware and any other regulatory agencies as may be required, a Certificate of Designation in accordance with this resolution and as required by law.

3. The authorized number of shares of Preferred Stock of this corporation is 1,000,000. The number of shares constituting “Series A – 6% Cumulative Nonparticipating Perpetual Preferred Stock, convertible through January 1, 2009” issued and outstanding as of the date of this Certificate is 515. The number of shares of Preferred Stock constituting “Series B – 8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock” is 14,000 and none of said shares has been issued.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation on June 5, 2008.

/s/ Jerry F. Englert
Jerry F. Englert, Chairman of the Board

/s/ Mary Surdy
Mary Surdy, Secretary

DECLARATION UNDER PENALTY OF PERJURY

We, the undersigned, Jerry F. Englert and Mary Surdy, are, and at all times mentioned in this Certificate of Designation were, the Chairman of the Board and Secretary, respectively, of BofI Holding, Inc., a Delaware corporation. We have read the foregoing Certificate of Designation and know the contents thereof. The matters set forth therein are true of our own knowledge and the signatures subscribed thereto are our genuine signatures.

We, and each of us, declare under penalty of perjury that the foregoing is true and correct and that this Declaration was executed on June 5, 2008, in the City of San Diego, County of San Diego, State of California.

/s/ Jerry F. Englert
Jerry F. Englert

/s/ Mary Surdy
Mary Surdy

Exhibit A

Series B – 8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock

A. Name of Preferred Stock. The second series of shares of Preferred Stock shall be designated and known as “Series B—- 8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock” (the “Series B Preferred Stock”).

B. Authorized Number. The authorized number of shares constituting the Series B Preferred Stock shall be 14,000.

C. Dividends Cumulative. The Series B Preferred Stock is entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of 8.0% ($80.00 per share per annum) and no more, payable in quarterly installments of $20.00 each on January 15, April 15, July 15, October 15, or if any such day is not a business day, the next business day, when and as declared by the Board of Directors. Such dividends shall accrue from the date of Acceptance of such shares of Series B Preferred Stock (the “Date of Acceptance”) whether or not earned so that no dividends or other distributions shall be made with respect to the common stock of the corporation (described in Article IV of the Certificate of Incorporation of the corporation) (the “Common Stock”) until cumulative dividends on the Series B Preferred Stock for all past dividend periods and for the current three-month dividend period shall have been declared and paid or set apart. The amount of the first quarterly dividend payable to a purchaser of Series B Preferred Stock shall be prorated from the Date of Acceptance of Series B Preferred Stock to such purchaser through the end of such quarter.

D. Nonparticipating. If there are sufficient funds to pay a dividend to holders of common stock, and if all Dividends have been paid to holders of Series B Preferred Stock on a cumulative basis, then if a dividend is declared and paid to the holders of common stock, the holders of Series B Preferred Stock will not participate in any portion of the dividends paid to the holders of common stock.

E. Liquidation Preference. Upon the voluntary or involuntary liquidation, winding up or dissolution of the corporation, the Series B Preferred Stock shall be entitled to receive, in preference to any payment on the Common Stock, an amount equal to $1,000.00 per share, plus cumulative dividends as provided in Paragraph C, above, accrued and unpaid to the date payment is made available to the Series B Preferred Stock and no more (collectively, the “Preferential Liquidation Amount”). In the event of such a liquidation, the Series B Preferred Stock shall rank pari passu with the Series A Preferred Stock and the amount available for distribution to the preferred stock of the corporation (the “Preferred Distribution Amount”) shall be allocated to the Series A Preferred Stock and the Series B Preferred Stock on a proportionate basis as follows: (i) the aggregate amount of the Preferential Liquidation Amount (as defined in the Certificate of Designation for the Series A Preferred Stock) for all of the outstanding shares of Series A Preferred Stock and no more (collectively, the “Series A Numerator”), shall be added to the aggregate amount of the Preferential Liquidation Amount (as defined in this Certificate of

Designation for the Series B Preferred Stock) for all of the outstanding shares of Series B Preferred Stock (the “Series B Numerator”), and the sum of such added amounts is herein referred to as the “Aggregate Preferential Liquidation Amount”; (ii) the portion of the Preferred Distribution Amount that shall be allocated and paid to the holders of the Series A Preferred Stock shall be the amount of the Preferred Distribution Amount multiplied by the percentage that is derived by dividing the Series A Numerator by the Aggregate Preferential Liquidation Amount and the resulting product is referred to as the “Series A Liquidation Amount”; and (iii) the portion of the Preferred Distribution Amount that shall be allocated and paid to the holders of the Series B Preferred Stock shall be the amount of the Preferred Distribution Amount multiplied by the percentage that is derived by dividing the Series B Numerator by the Aggregate Preferential Liquidation Amount and the resulting product is referred to as the “Series B Liquidation Amount”. The Series A Liquidation Amount and the Series B Liquidation Amount shall be distributed to the respective holders of each series of preferred stock in accordance with the terms of the respective Certificates of Designation for each such series of preferred stock. After the full Preferential Liquidation Amount has been paid to, or determined and set apart for, both the Series A Preferred Stock and the Series B Preferred Stock, the remaining assets after payment of liabilities shall be paid to the Common Stock. In the event the assets of the corporation are insufficient to pay the full Preferred Distribution Amount required to be paid to the holders of the Series A Preferred Stock and to the holders of the Series B Preferred Stock, the entire remaining assets after payment of liabilities shall be paid to the Series A Preferred Stock and the Series B Preferred Stock pari passu on a proportionate basis as described above to the greatest extent possible and the Common Stock shall receive nothing. A reorganization shall not be considered to be a liquidation, winding up or dissolution within the meaning of this Paragraph E and the Series B Preferred Stock shall be entitled only to the rights provided in the plan of reorganization, as may be provided in the Delaware General Corporation Law and otherwise in this Certificate of Incorporation.

F. Voting Rights. The corporation may not amend the Certificate of Incorporation or file a Certificate of Designation if the effect of any such amendment or filing would be to create or authorize the issuance of a class or series of Preferred Stock that would be eligible to receive any assets of the corporation in preference to any payment to the Series B Preferred Stock upon a liquidation, unless such amendment or filing was first approved by a majority of the outstanding shares of Series B Preferred Stock, voting as a class. As used herein, a “majority of the outstanding shares of Series B Preferred Stock” means either: (i) the approval of a majority of shares voted at a meeting of the holders of Series B Preferred Stock, which has been noticed and convened in accordance with the Bylaws of the corporation and at which a majority of such shares, which shall constitute a quorum for such a meeting, shall be present, or (ii) if such approval is solicited by written consent without a meeting, the approval of a majority of all issued and outstanding shares of Series B Preferred Stock. Said approval shall be in addition to any other approval of the stockholders and directors of the corporation that may be required under applicable law. Except as expressly provided by law or by this Certificate of Designation, the Common Stock has exclusive voting rights on all matters requiring a vote of shareholders, including election of directors, and the Series B Preferred Stock shall have no voting rights.

G. Redemption. (1) Terms of Redemption. From and after June 30, 2011 (the “Anniversary Date”), the Series B Preferred Stock may be redeemed by the corporation, in whole or in part, from time to time at the option of the Board of Directors of the corporation. The corporation may not redeem the Series B Preferred Stock at any time prior to the three year Anniversary Date. As used herein, the term “Redeemed Shares” refers to the shares of the Series B Preferred Stock that have been called for redemption by the corporation. If only a portion of the Series B Preferred Stock is to be redeemed, the shares of the Series B Preferred Stock to be redeemed shall be selected pro rata. When redeeming shares of Series B Preferred Stock, the corporation shall also pay to the holder of such Redeemed Shares cumulative dividends as provided in Paragraph C, above, accrued and unpaid to the date fixed for redemption (the “Redemption Date”), as specified in the Notice of Redemption (as defined below). The price per share at which Series B Preferred Stock shall be redeemed by the corporation (the “Redemption Price”} shall be determined as follows:

Redemption Date	Price Per Share
From the Anniversary Date in 2011 through the date preceding the Anniversary Date in 2012	$1,050/share
From the Anniversary Date in 2012 through the date preceding the Anniversary Date in 2013	$1,030/share
Any time on or after the Anniversary Date 2013	$1,020/share

(2) Redemption Procedures. The corporation shall mail a notice of redemption (a “Notice of Redemption”) to each holder of record of Redeemed Shares addressed to the holder at the address of such holder appearing on the books of the corporation or given by the holder to the corporation for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the corporation is located, not earlier than 60 nor later than 30 days before the Redemption Date. The Notice of Redemption shall include (i) identification of the class of shares or the part of the class of shares to be redeemed, (ii) the Redemption Date, (iii) the Redemption Price, (iv) the amount of cumulative dividends that will be paid through the Redemption Date, (v) the place at which the shareholders may obtain payment of the Redemption Price upon surrender of share certificates representing Redeemed Shares, and (vi) the last date prior to the Redemption Date that any right of conversion that a holder may still have may be exercised pursuant to Paragraph H.(4), below. If sufficient funds are available on the Redemption Date to redeem the Redeemed Shares, then whether or not the share certificates are surrendered for payment of the Redemption Price, the Redeemed Shares shall no longer be outstanding and the holders of Redeemed Shares shall cease to be shareholders of the corporation with respect to the Redeemed Shares on and after the Redemption Date and such shareholders shall be entitled only to receive the Redemption Price and accrued dividends, without interest, upon surrender of the share certificate for the Redeemed Shares. If less than all the shares represented by one share certificate are to be redeemed, the corporation shall issue a new share certificate for the shares not redeemed.

(3) Paying Agent. If, on or prior to any Redemption Date, the corporation deposits with its stock transfer agent or with any bank or trust company (a “Paying Agent”) as a trust fund a sum sufficient to redeem the Redeemed Shares on the Redemption Date, with irrevocable instructions and authorization to give the Notice of Redemption and to pay on and after the

Redemption Date or prior thereto, the Redemption Price of the Redeemed Shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit by the corporation with the Paying Agent (although prior to the Redemption Date) the Redeemed Shares shall be considered “redeemed” and dividends on those Redeemed Shares shall cease to accrue after the Redemption Date. The deposit shall constitute full payment of the Redemption Price and accrued dividends to the holders of such Redeemed Shares and from and after the date of the deposit such Redeemed Shares shall no longer be outstanding and the holders of such shares shall cease to be shareholders with respect to such Redeemed Shares and shall have no rights with respect thereto, except the right to receive from the Paying Agent payment of the Redemption Price and accrued dividends, without interest, upon surrender of their certificates for and the right to convert the shares prior to the Redemption Date, subject to the terms of Paragraph H.(3), below. After three months from the from Redemption Date, or sooner upon written request of the corporation, the Paying Agent shall return to the corporation funds deposited and not claimed prior thereto and thereafter the holder of a share certificate for Redeemed Shares shall solely look to the corporation for payment of the Redemption Price and accrued dividends.

H. Conversion. (1) Conversion by Holder and the Corporation. At the option of the holder, shares of Series B Preferred Stock may be converted at any time into shares of Common Stock in accordance with the terms and procedures contained herein. If the Common Stock of the corporation trades at an average price of $11.00 or greater for at least any 10 days during the immediately preceding 30 consecutive trading days, calculated as a straight average of the closing prices, the corporation shall have the right, but not the obligation, to require the holder to convert the Series B Preferred Stock at the Conversion Ratio (as defined in Paragraph H.(3), below). As a condition to the corporation requiring holders to convert their shares of Series B Preferred Stock: (i) the corporation must treat all holders of Series B Preferred Stock equally, and (ii) the corporation must require the conversion of at least $7,000,000 in the aggregate of Preferential Liquidation Amount of Series B Preferred Shares (or the value at which the Series B Preferred Stock was issued) or, if there is less than $7,000,000 still outstanding at the time of such conversion, then the corporation must require the conversion of all outstanding shares of Series B Preferred Stock. If the corporation requires holders of Series B Preferred Stock to convert their shares, the corporation will pay all accrued and unpaid Dividends to such holders upon such conversion.

(2) Terms of Conversion. For purposes of any such conversion, only whole shares of Series B Preferred Stock may be converted and surrendered for conversion (a “Converted Share”). Each Converted Share shall be valued as equivalent to its Preferential Liquidation Amount but shall exclude the value of accrued and unpaid dividends. If there are any accrued but unpaid dividends as of the Conversion Date (as defined below), the corporation shall pay such accrued but unpaid dividends through and including the Conversion Date as follows: (i) if the conversion is initiated by the holder of Series B Preferred Stock, the holder shall be entitled to payment of any accrued but unpaid dividends through and including the Conversion Date, but the corporation shall pay such accrued but unpaid dividends only at the time and on the same basis that the corporation next pays dividends to holders of Series B Preferred Stock; and (ii) if the conversion is required by the corporation, the corporation shall be pay the holders of Series B Preferred Stock all accrued but unpaid dividends through and including the Conversion Date upon conversion. The corporation shall reserve and keep reserved out of its authorized but unissued shares of Common Stock sufficient shares to effect the conversion of all shares of Series B Preferred Stock outstanding from time to time.

(3) Conversion Ratio. Each share of Series B Preferred Stock, when and if converted, shall be converted into One Hundred Eleven (111) shares of Common Stock of the corporation (“Conversion Ratio”). The Conversion Ratio is subject to adjustment in certain events affecting capitalization, as provided in Paragraph H.(4), below.

(4) Conversion Procedure. To convert shares of Series B Preferred Stock into Common Stock, the party exercising the option to convert shares of Series B Preferred Stock shall give written notice of the intent to convert all or a portion (in whole shares only) of shares of Series B Preferred Stock (the “Notice of Conversion”), as follows: (i) if the Notice of Conversion is given by a holder of Series B Preferred Stock, the holder shall give such Notice of Conversion to the chief financial officer of the corporation, or to its stock transfer agent if it has one, and (ii) if the corporation is exercising its right to require holders to convert their shares of Series B Preferred Stock, the corporation shall give the Notice of Conversion to all holders of Series B Preferred Stock. Giving of Notice of Conversion shall be construed as the election of the holder or the corporation, as the case may be, to convert the Converted Shares. The Notice of Conversion shall be addressed as follows: (x) if addressed to the corporation, the Notice of Conversion shall be addressed to the corporation at its principal executive office or to its stock transfer agent, if it has one, and shall contain the name, address and other contact information for the converting holder, together with the number of the share certificate representing the Converted Shares and the number of shares the holder intends to convert, and (y) if addressed to holders of Series B Preferred Stock, the Notice of Conversion shall be addressed to them at their address in the records of the corporation or the address given by such holder for the purpose of such notice, and shall contain the number of the share certificate(s) representing the Converted Shares and the number of shares the corporation is requiring the holder to convert. If the Notice of Conversion has been given by a holder, the share certificate representing such Converted Shares shall be surrendered and delivered to the corporation with the Notice of Conversion, duly endorsed in favor of the corporation. If the Notice of Conversion has been given by the corporation, the holder shall surrender the share certificate representing such Converted Shares duly endorsed in favor of the corporation as promptly as possible but in no event later than 30 days after the corporation gives Notice of Conversion; provided, however, that if the holder fails to surrender the holder’s share certificate for Converted Shares after receiving Notice of Conversion from the corporation, the shares represented by such share certificate shall be null and void and shall for all purposes be deemed to have been surrendered and cancelled as of the Conversion Date. The corporation shall cancel such share certificate for Converted Shares in its stock records or those of its transfer agent and may take such other actions as it may elect to recover or prevent the transfer of such shares. The endorsement of the share certificate and the request to convert shall be in form and content satisfactory to the stock transfer agent or the corporation, as the case may be. As used herein, the term “Conversion Date” shall be the 30th business day following the date on which Notice of Conversion has been given. The holder who has converted his or her Converted Shares shall thereupon be entitled to receive share certificates for the appropriate number of shares of Common Stock and shall be regarded for all corporate purposes from and after such Conversion Date as the holder of the number of shares of Common

Stock to which he is entitled upon the conversion. Notwithstanding the foregoing, if the holder of Series B Preferred Stock desires to convert such shares after the holder has received a Notice of Redemption with respect to such shares, the holder may nonetheless convert such shares (the “Redeemed/Converted Shares”) prior to their redemption, provided that on or before the close of business on the fifth business day preceding the Redemption Date, the holder complies with the procedures specified hereinabove for giving Notice of Conversion and duly surrendering the share certificate for Redeemed/Converted Shares.

(5) Anti-Dilution Adjustment of Conversion Ratio. In the event of a stock split, reverse stock split, stock dividend, reorganization or recapitalization affecting the number of shares of Common Stock outstanding, the Conversion Ratio shall be proportionately adjusted so as to fairly and equitably preserve the conversion rights of the Series B Preferred Stock.

(6) No Adjustments. Anything herein to the contrary notwithstanding, the corporation shall not be required to make any adjustment of the Conversion Ratio upon the conversion of any shares of Series B Preferred Stock or, in the case of the issuance of any Convertible Securities, options or Common Stock, in connection with (i) any employee stock option plan of the corporation or (ii) any qualified employee stock ownership plan of the corporation.

I. Perpetual Issuance. Shares of Series B Preferred Stock shall remain outstanding in perpetuity unless and until such shares are redeemed or converted as provided herein.

J. No Preemptive Rights. No holder of shares of Series B Preferred Stock shall have any preemptive or preferential right of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, or to any obligation convertible into stock of the corporation, issued or sold, nor to any right of subscription to any of such securities other than such, if any, as the Board of Directors, in its sole discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

K. Status of Redeemed and Converted Shares. Shares of Series B Preferred Stock that are converted into shares of Common Stock as provided herein or that are redeemed as provided herein shall be restored to the status of authorized but unissued shares of Preferred Stock.

L. Definition of Common Stock. As used herein, “Common Stock” shall also include any stock of any class of the corporation hereafter authorized which shall have no preference over any other shares with respect to the distribution of assets on liquidation or with respect to the payment of dividends; provided that the Common Stock receivable upon conversion of shares of Series B Preferred Stock shall include only shares designated as Common Stock and described in Article IV of the corporation’s Certificate of Incorporation.

M. Notice. Except as may otherwise be expressly provided herein, notices given and deliveries made in connection with Series B Preferred Stock may be given by (i) first class mail, postage prepaid, (ii) personal delivery, whether by the party giving such notice or making such delivery or by an agent on behalf of such person, or (iii) a recognized courier service guaranteeing overnight or two day delivery service. Notice so given or a delivery so made, shall be considered effective as of the date of receipt of such notice or delivery by the person to whom the notice is addressed or the delivery directed. Notice to the corporation shall be addressed to the chief financial officer at the principal executive office of the corporation and notice to the holder of Series B Preferred Stock shall be addressed to the holder at the address for such holder on the records of the corporation or the stock transfer agent of the corporation, if it has one.